Exhibit 99.1

Ampio Receives FDA Confirmation that The Spring Study is Pivotal and Will Initiate the Final Pivotal Trial for Ampion™ Biological License Application (BLA).

GREENWOOD VILLAGE, Colo., November 14, 2012 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced receipt of FDA correspondence confirming the acceptance of The Spring Study as pivotal and providing guidance for the design of the second and final pivotal trial of Ampion™ for the treatment of osteoarthritis of the knee (OAK).

Dr. Vaughan Clift, Ampio’s Chief Regulatory Officer, noted the letter summarized the FDA’s conclusions after reviewing the complete clinical data set provided by Ampio following their October 29th pre-BLA meeting. The FDA letter includes the following statements:

•	“Upon review of the dataset received on November 5, 2013, FDA concludes that study AP-003-A can be considered as one of two “pivotal trials” required in support of a BLA.”

•	“This recommendation is based on the fact that study AP-003-A was adequate (n=329) and well controlled (normal saline), the trial conduct was acceptable and the study met its primary endpoint (change in WOMAC score at 12 weeks).”

•	“The strength of the evidence is robust”

•	“FDA recommends that Ampio conduct an adequately powered study to confirm the effect size of AP-003-A and design the study to obtain information on the duration of action and repeat dosing.”

•	“The study to evaluate safety and efficacy of repeat dosing may be conducted post market approval.”

Dr. Clift continued, “Our interactions with the FDA have been helpful at every step of this process and we are very grateful for their guidance. The final pivotal trial will confirm the efficacy and safety of the 4 ml injection in approximately five hundred (500) patients with a follow-up of no less than twenty (20) weeks in order to better understand the duration of action. This trial is planned to begin in early January 2014 with an additional six (6) clinical sites added to the nine (9) sites utilized in the SPRING study. Submission of the BLA, the documents used for approval, could then occur in the 3rd quarter of 2014.”

Michael Macaluso, Chairman and CEO of Ampio commented “We are all very proud of the excellent work of our clinical team, led by Dr. David Bar-Or, our Chief Science Officer, and the inventor of Ampion™, and Dr. Clift, that culminated in this encouraging FDA guidance.”

“Most important, greater improvement in pain relief was reported in patients with the most severe disease (Grades III and IV), which means we are now closer to the day when we may be able to significantly reduce the suffering and improve the quality of life for the millions of patients so greatly afflicted.”

Mr. Macaluso concluded “In response to the BLA timeline estimated by Dr. Clift, the company is accelerating the building of a manufacturing facility in Colorado that will produce commercial amounts of Ampion™ to satisfy demand for this and future indications as we plan to initiate new studies with Ampion™ for the treatment of such diseases as COPD and Crohn’s disease.”

About Osteoarthritis

Osteoarthritis is the most common form of arthritis, affecting over 27 million people in the United States. It is a progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. The incidence of developing osteoarthritis of the knee or hip over a lifetime is approximately 46% and 25%, respectively. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. Osteoarthritis is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Rick Giles, Director of Investor Relations, Ampio Pharmaceuticals, Inc. Direct: (720) 437-6530, Email: rgiles@ampiopharma.com